THE SOMERSET GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Nature of Operations and Summary of Significant Accounting Policies

The Somerset Group, Inc. (The "Company") is a registered savings bank holding company. Its major asset is a 21.8% ownership interest in First Indiana Corporation ("First Indiana"), which owns 100% of First Indiana Bank (the "Bank"). The Company also operated in the construction industry during the years 1995 and 1994 shown in the accompanying financial statements. During these two years the Company sold substantially all assets of its construction industry operations for a combination of cash and notes receivable. The Company formed a new financial services division and in 1996 commenced expansion into the financial service industry.

(a) Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its 100%-owned subsidiaries for all periods and a 51%-owned subsidiary through its sale on October 31, 1994.

(b)  Commissions and Fees: Commissions and fees represent revenue of the
financial services division and    are recognized on an accrual basis.

(c) Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in banks, and money market funds immediately available.

(d) Short-Term Investments: The investments are valued at market price on the statement date. They are available-for-sale and proceeds are available on three days notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as a separate component of shareholders' equity until realized.

(e) Investment in First Indiana Corporation: First Indiana Corporation is a bank holding company whose primary subsidiary is a savings bank which operates in Indiana, North Carolina, and Florida through its mortgage banking division. The Company's investment in First Indiana Corporation is stated at cost, adjusted for the Company's share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

(f) Construction Contracts: The Company used the percentage-of-completion method for reporting profits from construction contracts for financial statement purposes during the periods it conducted such business. The units-of-production method was utilized in the computation.

(g) Office Furniture and Equipment: Office furniture and equipment are stated at historical cost for financial reporting purposes. Depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

(h) Employee Benefit Plans: The Company maintained a non-contributory, trusteed, defined-benefit Pension Plan and an Employee Savings and Investment Plan which was qualified for tax deferred employee contributions under section 401(k) of the Internal Revenue Code. The Employee Savings and Investment Plan was terminated on June 30, 1995, and the Pension Plan was terminated on November 30, 1995.

  The Company adopted a Salary Reduction Simplified Employee Pension Plan (SAR-
SEP) in 1996, with the Company matching a portion of the employee's contribution.

                               -21-




(i) Income Taxes: The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis. The principal temporary difference between the financial statement carrying amounts and the tax basis that result in deferred taxes is the investment in First Indiana, accounted for under the equity method of accounting. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the effective date.

(j) Income Per Share: Income per share is based on the average number of common shares and common share equivalents (stock options) outstanding during the year. The effect of outstanding stock options on income per share on a fully diluted basis is not material. All share and per share amounts have been adjusted for a five-for-four stock split that was effective February 26, 1997 and February 29, 1996.

(k) Treasury Shares: Treasury shares issued to fund employee benefit plans are valued at average cost of all treasury shares at the date of issuance.

Note 2.  Sale of Assets

The Company sold all assets of its construction products and services operations during 1995 and 1994 and ceased doing business in the construction industry.
The results of these operations are included in the consolidated financial statements through the dates of sale. The total sale price of the assets was $5,522,000 and $1,437,000 for 1995 and 1994, respectively. After consideration of expenses relating to the sales, the Company recorded gains on sale before income taxes of $1,293,000 and $76,000, respectively.

Sales, costs of sales and gross profit from construction products and services for the periods contained in the consolidated statements of income were as follows:
                                                1995             1994
     Sales                                 $11,178,000      $23,467,000
     Cost of Sales                           9,529,000       19,164,000
                                             ---------       ----------
Gross Profit                              $  1,649,000     $  4,303,000

Note 3.  Short-Term Investments

Short-term investments are valued at market price and are available-for-sale. The Company is actively seeking new businesses in the financial services industry and expects to utilize these funds for that purpose.
The investments at December 31, 1996, consisted of bond mutual funds as follows:

                                                  Unrealized          Market
December 31, 1996                           Cost     Gains             Value
MFS Limited Maturity Bond Fund        $2,593,000   ($34,000)      $2,559,000
Fidelity Advisor Municipal Bond Fund   2,131,000     34,000        2,165,000
                                       ---------     ------        ---------
                                      $4,724,000    $     0       $4,724,000
                                       =========     ======        =========
December 31, 1995
MFS Limited Maturity Bond Fund        $3,022,000    $13,000       $3,035,000
Armada Fixed Income Fund               4,053,000    106,000        4,159,000
                                       ---------    -------        ---------
                                      $7,075,000   $119,000       $7,194,000
                                       =========    =======        =========
                               -22-

Note 4.  Trade Accounts, Notes and Other Receivables

Trade accounts, notes and other receivables are net of allowances for doubtful accounts of $100,000 and $105,000 at December 31, 1996 and 1995. Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1996 was as follows:
                                            1996        1995           1994
Balance at beginning of period           $105,000      $8,000        $25,000
Additions charged to costs and expenses     -----     105,000          -----
Uncollectible accounts written off,
   net of recoveries                       (5,000)     (8,000)       (17,000)
                                           ------     -------         ------
Balance at end of period                 $100,000    $105,000         $8,000
                                          =======     =======         ======

Note 5.  Investment in First Indiana Corporation

The Company's percentage ownership in First Indiana was as follows (Shares have been adjusted for First Indiana's five-for-four stock split effective March 3, 1997 and a six-for-five stock split effective February 29, 1996):

                                               First Indiana
                               Shares              Shares       Percentage
As of:                          Owned           Outstanding      Ownership
   December 31, 1996        2,264,973            10,379,267         21.8%
   December 31, 1995        2,264,973            10,340,403         21.9%
   December 31, 1994        2,264,973            10,812,377         20.9%

The Company's equity in earnings of First Indiana was as follows:

                                                 Year Ended December 31,
                                           1996            1995           1994
Equity in earnings of First Indiana based
        on percentage of ownership    $2,886,000     $3,624,000     $2,169,000

Equity in First Indiana's gain on sale of
   subsidiary sold to the Company,
   contained in equity in earnings      (147,000)           ----           ----

Purchase price adjustments:
   The Company's equity ownership
   of First Indiana's net assets exceeds
          actual cost of its shares.  Under
   the purchase accounting method,
   these purchase price adjustments
   are being amortized to income using
   both the declining balance and straight
   line methods and amortization periods
   of 3 to 10 years                       263,000       314,000        447,000
                                       ---------      ---------      ---------
Total equity in earnings               $3,002,000    $3,938,000     $2,616,000
                                       =========      =========      =========

At December 31, 1996, the unamortized balance of the purchase price adjustments was $504,000.
                                  -23-


The $852,000 FDIC special assessment shown in the Consolidated Income Statement for the year ended December 31, 1996 represents the Company's equity in the net earnings effect of the total assessment paid by First Indiana. The one-time charge was the result of a special assessment by the Federal Deposit Insurance Corporation imposed on all banks, including First Indiana Bank, whose customers' deposits are insured by its Savings Association Insurance Fund ("SAIF"), and is intended to recapitalize the Fund. The one-time charge is expected to reduce First Indiana's future insurance premiums rate by 72%.

The changes to retained earnings for equity in other capital changes of First Indiana primarily represents dilution of the Company's percentage share of First Indiana's net worth that resulted from shares of common stock issued, treasury shares acquired, and unrealized investment gains and losses of First Indiana. Equity in undistributed earnings and capital changes of First Indiana of $16,537,000 and $14,603,000 are included in consolidated retained earnings at December 31, 1996 and 1995.

First Indiana is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may make distributions to First Indiana of up to 100 percent of the Bank's net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days' advance notice before declaring a dividend.

Note 6.  Other Assets

Notes receivable consisted of the following:
                                                               December 31,
                                                           1996          1995
Long-term note receivable in connection with the
sale of discontinued radio broadcasting properties     $440,000       $471,000

   Long-term note receivable in connection
   with the sale of construction assets                 300,000        300,000
                                                        -------        -------
                                                       $740,000       $771,000
                                                        =======        =======


Goodwill is net of accumulated amortization of $46,000. The original amount of $1,188,000 is being amortized over 15 years. The amount represents the cost of the assets purchased from First Indiana Bank in excess of their market value. The purchase price includes consideration for an operating agreement for the future marketing and sales of non-FDIC-insured insurance and investment products to customers of First Indiana Bank.

Other consists of an investment in split-dollar life insurance contracts for a key officer of the Company, secured by cash value and a contractual guarantee of yield.

Note 7.  Long-Term Debt

The long-term debt of the Company was retired early on March 28, 1996. At December 31, 1995, the debt consisted of a $2,500,000 note payable to a bank at 6.85%, with a final due date of January 2, 1997.

Note 8.  Financial Instruments

The estimated fair value of the Company's financial instruments at December 31, 1996 approximate their carrying value as reflected in the Consolidated Balance Sheets. The Company's financial instruments include cash and cash equivalents, short-term investments, receivables, other assets, and trade accounts payable and accrued expenses. Financial instruments also include the investment in First Indiana that has a fair value of $48,470,000.

Note 9.  Purchase Business Combinations

Effective April 30, 1996, the Company acquired all the outstanding common stock of One Investment Corporation for $1,415,000 in cash from the Company's affiliate, First Indiana Bank. One Investment Corporation and its wholly-owned subsidiary, One Insurance Agency, Inc., engage in the sale of insurance and non-FDIC-insured investment products.

The acquisition has been accounted for by the purchase method and, accordingly, the results of operations on One Investment Corporation have been included in the Company's consolidated financial statements from April 30, 1996. The excess of the purchase price over the fair value of the net identifiable assets acquired of $1,188,000 has been recorded as goodwill and is being amortized on a straight-line basis over 15 years.

The purchase agreement also provides for additional payments over a three-year period contingent on future operating income of One Investment Corporation. The additional payments, if any, will be accounted for as additional goodwill.

The following unaudited pro forma financial information presents the combined results of operations of the Company and One Investment Corporation as if the acquisition had occurred as of the beginning of 1996 and 1995, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, and related income tax effects.

The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and One Investment Corporation constituted a single entity during such periods.

                                                              (Unaudited)

                                                     Year Ended December 31,
                                                        1996             1995

          Revenue and income                        $4,977,000     $9,400,000
          Net income                                $2,169,000     $3,789,000
          Income per share                                $.83          $1.45

The Company purchased all of the capital stock of One Investment Corporation for $1,415,000. In conjunction with the acquisition, liabilities were assumed as follows:

   Fair value of assets acquired                           $1,473,000
   Cash paid for the capital stock                         (1,415,000)
                                                            ---------
  Liabilities Assumed                                    $     58,000
                                                             ========

Note 10.  Business Segments


                                                  Year Ended December 31,
                                            1996           1995           1994

Commissions and fees, insurance and
investment products                     $1,006,000       ---              ---
                                                     11,178,000     23,467,000



Operating Profit                           382,000    1,019,000      2,715,000
Add (deduct):
  Equity in earnings of First Indiana    3,002,000    3,938,000      2,616,000
  Investment Income                        441,000      554,000         70,000
Gain on sale of assets                         ---    1,293,000         76,000
Interest expense                           (42,000)    (286,000)      (438,000)
  Corporate general&administrative expense(857,000)    (970,000)      (907,000)
                                          --------      -------        -------
Income from operations before taxes     $2,926,000   $5,548,000     $4,132,000
                                         =========    =========      =========

Identifiable assets:
  Insurance and investment products     $1,467,000   $     ---      $    ----
  Construction products and services           ---         ---      11,834,000
  Investment in First Indiana Corp      29,746,000   27,549,000     24,265,000
  Corporate assets                       6,999,000   11,177,000      3,705,000
                                        ----------    ---------      ---------
Total assets                           $38,212,000  $38,726,000    $39,804,000
                                        ==========    =========    ===========

Depreciation and amortization:
  Insurance and investment products        $54,000  $       ---   $        ---
  Construction products and services           ---      237,000        670,000
  Corporate assets                          13,000       15,000         15,000
                                            ------      -------        -------
Total depreciation and amortization        $67,000     $252,000       $685,000
                                            ======      =======        =======

Capital expenditures:
  Insurance and investment products        $63,000  $       ---    $      ---
  Construction products and services           ---       44,000      1,250,000
  Corporate assets                          53,000          ---            ---
                                            ------       ------       --------
                                          $116,000      $44,000     $1,250,000
                                           =======       ======       ========

Note 11.  Income Taxes

Total income tax expense for the three years ended December 31, 1996 was allocated as follows:

                                                 Year Ended December 31,
                                            1996           1995           1994
Income from operations                  $887,000      $2,190,000    $1,608,000
Retained earnings for:
  Unrealized investment gains(losses)    (46,000)         46,000           ---
  Equity in other capital changes
  Of First Indiana                        25,000          76,000        (9,000)
                                         -------        --------      --------
Total income tax expense                $866,000      $2,312,000    $1,599,000
                                         =======       =========      ========

Income tax expense attributable to income from operations consisted of:

Current:
   Federal                              ($26,000)       $637,000      $273,000
  State and local                         (4,000)        149,000        70,000
                                          ------         -------        ------
  Total                                  (30,000)        786,000       343,000
                                          ======          ======       =======

Deferred:
  Federal                                797,000       1,138,000       997,000
  State and local                        120,000         266,000       268,000
                                         -------        --------       -------
   Total                                 917,000       1,404,000     1,265,000
                                         =======        ========      ========
Total:
  Federal                                771,000       1,775,000     1,270,000
   State and local                       116,000         415,000       338,000
                                         -------        --------      --------
Total income tax expense on income
from operations                         $887,000      $2,190,000    $1,608,000

Income tax expense attributable to income from operations differed from the amounts computed by applying the federal income tax rate of 34% to pretax income from operations as a result of the following:

                                                   Year Ended December 31,
                                                 1996       1995         1994
Federal income tax at statutory rate of 34% $995,000 $1,886,000 $1,405,000 Add (deduct) tax effect of:
  State and local income taxes,
  net of federal income tax benefit            168,000    304,000      203,000
Dividends received deduction                  (276,000)       ---          ---
                                               -------    -------      -------
                                              $887,000 $2,190,000   $1,608,000
                                               =======  =========    =========

The Company made income tax payments of $235,000, $1,168,000, and $24,000 during the years ended December 31, 1996, 1995, and 1994.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1996 and 1995 are presented below:
                                                              December 31,
Deferred tax assets:                                      1996            1995
  Compensated absences (principally vacation earned)
     accrued for financial reporting purposes            $4,000         $7,000
  Pension benefits accrued for financial
  reporting purposes                                        ---         42,000
  Provision for doubtful accounts                        39,000         78,000
                                                         ------         ------
     Total deferred assets                              $43,000       $127,000
                                                         ======         ======

Deferred tax liabilities:
  Investment in First Indiana                        $6,858,000     $6,000,000
  Unrealized investment gain                                ---         46,000
  Plant and equipment                                    12,000         12,000
                                                      ---------      ---------
     Total deferred liabilities                      $6,870,000     $6,058,000
                                                      ---------      ---------
  Net deferred tax liability                         $6,827,000     $5,931,000
                                                      =========     ==========
Note 12.  Interim Quarterly Results (Unaudited)

                                        First      Second     Third     Fourth
(Dollars in thousands, except           Quarter    Quarter   Quarter   Quarter
    Per share data)
1996
Equity in earnings of First Indiana      $1,012      $930       $70       $990
Commissions, fees and investment income     163       313       461        510
Operating expenses                          255       192       457        619
Income before income taxes                  920     1,051        74        881
Net income                                  638       715        51        635
Income per share                            .24       .27       .03        .24

1995
Equity in earnings of First Indiana        $964    $1,083      $961       $930
Commissions, fees and investment income      55       172       181        146
Construction products gross profit and
Gain on sale                              1,337     1,605       ---        ---
Operating expenses                          726       590       268        302
Income before income taxes                1,630     2,270       874        774
Net income                                  985     1,376       527        470
Income per share                            .38       .53       .21        .17

Note 13.  Stock-Based Compensation

Stock-Based Compensation

The Company has two types of stock-based compensation plans: stock options and stock grants, as described below. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for such stock options. Compensation cost for stock grants issued has been charged against income and amounts to $270,000, $82,000 and $62,000 in 1996, 1995, and 1994.

Had compensation cost for the incentive stock options been determined based on the fair value at the grant date consistent with the methods of FASB Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced as shown in the pro forma amounts below.

                                               Year Ended December 31,
                                                1996                    1995
               Net Income:
                    As reported              $2,039,000             $3,358,000
                    Pro forma                $1,972,000             $3,321,000

               Earnings per share:
                    As reported                    $.78                  $1.29
                    Pro forma                      $.75                  $1.27

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: dividend yield of 1.5% for both years, expected volatility of 24% for both years, weighted-average risk-free interest rates of 5.55% and 7.05% for 1996 and 1995 grants respectively, and a seven-year expected life of the grants for both years.

The effects of applying FASB Statement No. 123 in the above pro forma are not indicative of future amounts. The statement does not apply to awards prior to 1995, and the Company expects that grants will be made in the future.

Stock Options

The Company's 1986 and 1991 Stock Incentive Plans provide for granting of qualified and non-qualified stock options to officers and other key employees at the quoted market value of the Company's common stock on the date of the grant. The terms and conditions of both the 1986 and 1991 Plans are identical. Qualified options are exercisable during a period of two to five years after the date of grant, and expire five years from the date of the grant. Non-qualified options are exercisable during a period of six months to ten years after the date of the grant and expire ten years from the date of the grant. The 1986 Plan authorized 146,484 shares for granting options, and the 1991 Plan authorized 156,250 shares for granting options, with or without stock appreciation rights.
The Company also maintains a 1991 Director Stock Option Plan, which authorized 78,125 shares. The plan provides for the granting of stock options to non-employee directors of the Company. Grants issued are non-qualified stock options, which do not afford favorable tax treatment to recipients and which normally result in tax deductions to the Company. Options are granted annually at the time of the annual meeting of the shareholders, at the quoted market price on that date. The plan allows no more than the grant of 15,625 shares annually. Director options have a term of five years and are exercisable at any time during that term.

The following summary reflects changes in the options outstanding during the three years ended December 31, 1996.
                                                                     Weighted
                               Officers' and Key                      Average
                                 Employees'        Directors'          Price
                                   Plans              Plan          Per Share
Balance at December 31, 1993      146,954            23,438             $4.70
   Options granted                 36,875             6,250             $8.22
   Options expired                    ---            (4,688)            $5.04
   Options exercised              (35,781)              ---             $4.18
                                  -------            ------              ----
Balance at December 31, 1994      148,048            25,000             $5.85
   Options granted                 17,187             6,250             $8.48
   Options expired                (24,375)              ---             $6.24
   Options exercised              (37,266)              ---             $4.84
                                  -------            ------              ----
Balance at December 31, 1995      103,594            31,250             $6.26
   Options granted                 28,125             7,812             $8.92
   Options exercised              (10,000)          (12,500)            $4.86
                                   ------            ------              ----
Balance at December 31, 1996      121,719            26,562             $7.82
                                  =======            ======              ====

Outstanding option shares at December 31, 1996, by exercise price per share, were as follows:

                                                 Officers' and Key
                                        Price Per   Employees'     Directors'
                                           Share      Plans           Plan
                                           $4.00      4,687            ---
                                            4.16     11,562            ---
                                            4.24      6,562            ---
                                            4.66     10,156            ---
                                            4.80        ---           4,688
                                            5.84     17,188            ---
                                            5.92        ---           4,688
                                            6.00      4,375            ---
                                            7.60        ---           4,688
                                            8.32     17,188            ---
                                            8.48     17,188(1)        4,688
                                           10.88      4,688            ---
                                           11.20     18,750(2)         ---
                                           12.32      9,375(2)         ---
                                           12.80        ---           7,810(2)
                                          ------     ------           -----
                                                    121,719          26,562

     All options were exercisable at December 31, 1996 except as noted below:
          (1) 6,250 option shares not exercisable.
          (2) 100% not exercisable.

Stock Grants
The Company's 1986 and 1991 Stock Incentive Plans also provide for the issuance of stock grants to key individuals for achievement of specific results over a three-year period. On April 1, 1994, the Company awarded 15,625 shares of stock to each of two executive officers. These shares are subject to recall by the Company in the event that certain specific employment and performance objectives are not met by March 31, 1997.

Reserved for future stock options and stock grants at December 31, 1996 are 66,250 shares under the Officers and Key Employees' Plan and 39,063 shares under the Directors' Stock Option Plan.

 All shares and price per share amounts shown have been adjusted for a five-for-four stock split that was effective February 26, 1997 and February 29, 1996.

Note 14.  Retirement Plans

The Company sponsored an Employee Savings and Investment Plan that was qualified for tax-deferred employee contributions under Internal Revenue Code Section
401(k).   The trusteed plan was terminated on June 30, 1995.  The Company also maintained a non-contributory, trusteed, defined-benefit pension plan covering non-bargaining unit employees. The defined-benefit pension plan was terminated on November 30, 1995. Both plan terminations occurred as a result of the sale of the assets of the construction products and services divisions and the related termination of employment of the divisions' employees. These employees constituted the major portion of all participants of the plans.

Benefits of the Pension Plan were based on years of service and the employee's compensation. The Company had provided for contributions to the plan equal to the estimated value of all participants' benefits. The Employee Savings and Investment Plan was a trusteed, defined-contribution plan with the Company matching a portion of the employee's contribution in the form of shares of the Company's common stock.

Both plans were fully liquidated during 1996, and all participant obligations were satisfied. Plan assets in excess of benefit obligation were distributed to plan participants and to pay expenses of the plan termination and liquidation. No plan assets were returned to the Company and no gain or loss was recognized.

Net periodic pension expense of the defined-benefit pension plan for the years ended December 31, 1995 and 1994 consisted of the following:

                                                        1995            1994
Service cost benefits earned during the year        $150,000        $153,000
Interest cost on projected benefit obligation        321,000         303,000
Return on plan assets                               (298,000)         40,000
Net amortization and deferral                        (22,000)       (375,000)
Gain on termination of plan                         (344,000)            ---
                                                     -------         -------
   Net pension expense (benefit)                   $(193,000)       $121,000
                                                    ========        ========

Plan assets consisted primarily of U.S. Government Agency obligations. On the date of plan termination, the plan assets exceeded the actuarial estimated value of benefit obligations by $67,000. The plan termination was approved by the Pension Benefit Guarantee Corporation and the Internal Revenue Service.

During the years ended December 31, 1995 and 1996 the Company made contributions to multi-employer pension plans under contracts with various construction trade unions. Amounts contributed for the two years ended December 31, 1995 and 1994 for operations to the dates of sale of the construction operations were $136,000 and $156,000. All contracts with unionized employees were assumed by the purchasers of the construction assets.

The Company adopted a new retirement plan for all employees during 1996 as a replacement for the plans terminated. The plan is a Salary Reduction Simplified Employee Pension Plan (SAR-SEP), and is qualified for income tax deferral under Internal Revenue Service Code Section 408(k). Under the plan, employee contributions and employer matching contributions are deferred for income tax purposes. All amounts are contributed to trusteed Individual Retirement Accounts established by the participant.

The Company made matching contributions for participants of 100% of each employee's contributions, to a maximum of 6% of salary, plus an additional $1,000. The cost of such matching contributions was $34,000 since inception of the plan on June 1, 1996 to December 31, 1996.

Note 15.  Commitments and Contingencies

The Company, in the normal course of business, is involved in various claims and contingencies. After taking into consideration legal counsel's evaluation and the extent of insurance coverage, management is of the opinion that the outcome of claims and contingencies will not result in any ultimate liability material to the consolidated financial statements.

Note 16.  Subsequent Event

On February 19, 1997, the Board of Directors declared a five-for-four stock split to be issued March 14, 1997, to shareholders of record on February 26, 1997. All per share amounts shown in the financial statement have been adjusted accordingly.



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